UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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CytRx Corporation

(Name of Registrant as Specified In Its Charter)

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11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049

May 24, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of CytRx Corporation. The meeting will be held at the Hotel Bel Air, 701 Stone Canyon Road, Los Angeles, California, at 10:00 A.M., local time, on Monday, July 2, 2007.

The Notice of Meeting and the Proxy Statement on the following pages cover the formal business of the meeting. At the Annual Meeting, I will also report on CytRx’s current operations and will be available to respond to questions from stockholders.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. I urge you, therefore, to complete, sign, date and return the enclosed proxy card (or use telephone or internet voting procedures, if offered by your broker) even if you plan to attend the meeting.

I hope you will join us.

Sincerely,

Steven A. Kriegsman
President and Chief Executive Officer

11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on July 2, 2007

Notice is hereby given to the holders of common stock, $.001 par value per share, of CytRx Corporation that the Annual Meeting of Stockholders will be held on Monday, July 2, 2007 at the Hotel Bel Air, 701 Stone Canyon Road, Los Angeles, California, at 10:00 A.M., local time, for the following purposes:

(1) To elect two directors to serve until the 2010 Annual Meeting of Stockholders;

(2) To approve an amendment to the CytRx Corporation Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 125,000,000 to 150,000,000;

(3) To ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007; and

(4) To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only those stockholders of record at the close of business on May 11, 2007 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting.

By Order of the Board of Directors,

Benjamin S. Levin
Corporate Secretary

May 24, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE (OR USE TELEPHONE OR INTERNET VOTING PROCEDURES, IF AVAILABLE THROUGH YOUR BROKER). IF YOU ATTEND THE ANNUAL MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON.

11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049

To Be Held July 2, 2007

PROXY STATEMENT

This Proxy Statement is furnished to holders of common stock, $.001 par value per share, of CytRx Corporation, a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2007 Annual Meeting of Stockholders to be held at the Hotel Bel Air, 701 Stone Canyon Road, Los Angeles, California, at 10:00 A.M., local time, on Monday, July 2, 2007, and at any postponement or adjournment thereof.

This Proxy Statement and the accompanying proxy card are first being mailed to our stockholders on or about May 24, 2007.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters referred to in the attached Notice of Meeting and described in detail in this Proxy Statement, which are the election of directors, the approval of an amendment to our Restated Certificate of Incorporation and the ratification of our appointment of independent accountants. In addition, management will report on our performance during fiscal 2006 and respond to appropriate questions from stockholders.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on May 11, 2007 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

What constitutes a quorum?

Our Bylaws provide that the presence, in person or by proxy, at our Annual Meeting of the holders of a majority of outstanding shares of our common stock will constitute a quorum for the transaction of business.

For the purpose of determining the presence of a quorum, proxies marked “withhold authority” or “abstain” will be counted as present. Shares represented by proxies that include so-called broker non-votes also will be counted as shares present for purposes of establishing a quorum. On the record date, there were 87,358,244 shares of our common stock issued and outstanding, exclusive of treasury shares.

What are the voting rights of the holders of our common stock?

Holders of our common stock are entitled to one vote per share with respect to each of the matters to be presented at the Annual Meeting. Approval of the amendment to our Restated Certificate of Incorporation will require the affirmative vote of the holders of a majority of the outstanding shares of common stock. With regard to the election of directors, the two nominees receiving the greatest number of votes cast will be elected.

Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the outcome of the election of directors. Abstentions and broker non-votes will have the same effect as a vote “Against” the proposal to approve the amendment to our Restated Certificate of Incorporation.

What are the Board’s recommendations?

The recommendations of our Board of Directors are set forth together with the description of each Proposal in this Proxy Statement. In summary, our Board of Directors recommends a vote:

•	“FOR” election of the directors named in this Proxy Statement as described in Proposal I;

•	“FOR” approval of the amendment to our Restated Certificate of Incorporation as described in Proposal II; and

•	“FOR” ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for fiscal 2007 as described in Proposal III.

Proxies

If the enclosed proxy card is executed, returned in time and not revoked, the shares represented thereby will be voted at the Annual Meeting and at any postponement or adjournment thereof in accordance with the directions indicated on the proxy card. IF NO DIRECTIONS ARE INDICATED, PROXIES WILL BE VOTED “FOR” ALL PROPOSALS DESCRIBED IN THIS PROXY STATEMENT AND, AS TO ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF, IN THE SOLE DISCRETION OF THE PROXIES.

A stockholder who returns a proxy card may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting to us a duly executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. All written notices of revocation of proxies should be addressed as follows: CytRx Corporation, 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049, Attention: Corporate Secretary.

PROPOSAL I

ELECTION OF DIRECTORS

Pursuant to our Bylaws, our Board of Directors has fixed the number of our directors at seven. Our Restated Certificate of Incorporation and our Bylaws provide for the classification of these directors into three classes, with each class to consist as nearly as possible of an equal number of directors. One class of directors is to be elected at each annual meeting of stockholders to serve for a term of three years.

The term of the two directors in Class I expires at the Annual Meeting. The Board of Directors has nominated the incumbent Class I directors, Messrs. Louis Ignarro, Ph.D. and Joseph Rubinfeld, Ph.D., for reelection as the Class I director to serve until the 2010 Annual Meeting of Stockholders and until their successors are duly elected and qualified. A vacancy currently exists within our Class III directors as a result of the retirement of a past director in 2004. Our Board of Directors may seek to fill this vacancy subsequent to the Annual Meeting.

The following is information concerning the nominees for election or directors, as well as the directors whose terms of office will continue after the Annual Meeting. Each director’s age is indicated in parentheses after his name.

Current Nominees

We believe that the nominees will be available and able to serve as directors. In the event that a nominee is unable or unwilling to serve, the proxy holders will vote the proxies for such other nominee as they may determine.

Class I — Nominees to Serve as Director Until the 2010 Annual Meeting

Louis Ignarro, Ph.D. (65) has been a director since July 2002. He previously served as a director of Global Genomics since November 20, 2000. Dr. Ignarro serves as the Jerome J. Belzer, M.D. Distinguished Professor of Pharmacology in the Department of Molecular and Medical Pharmacology at the UCLA School of Medicine. Dr. Ignarro has been at the UCLA School of Medicine since 1985 as a professor, acting chairman and assistant dean. Dr. Ignarro received the Nobel Prize for Medicine in 1998. Dr. Ignarro received a B.S. in pharmacy from Columbia University and his Ph.D. in Pharmacology from the University of Minnesota.

Joseph Rubinfeld, Ph.D. (74) has been a director since July 2002. He co-founded SuperGen, Inc. in 1991 and has served as its Chief Executive Officer and President and as a director since its inception until December 31, 2003. He resigned as Chairman Emeritus of SuperGen, Inc. on February 8, 2005. Dr. Rubinfeld was also Chief Scientific Officer of SuperGen from 1991 until September 1997. Dr. Rubinfeld is also a founder of, and currently serves as the Chairman and Chief Executive Officer of, JJ Pharma. Dr. Rubinfeld was one of the four initial founders of Amgen, Inc. in 1980 and served as a Vice President and its Chief of Operations until 1983. From 1987 until 1990, Dr. Rubinfeld was a Senior Director at Cetus Corporation and from 1968 to 1980, Dr. Rubinfeld was employed at Bristol-Myers Company, International Division in a variety of positions. Dr. Rubinfeld received a B.S. degree in chemistry from C.C.N.Y. and an M.A. and Ph.D. in chemistry from Columbia University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR ELECTION AS DIRECTORS.

Continuing Directors

The following is a description of the directors in Class II and Class III whose terms of office will continue after the Annual Meeting.

Class II — Term Expiring at the 2008 Annual Meeting

Steven A. Kriegsman (65) has been a director and our President and Chief Executive Officer since July 2002. He also serves as a director of our majority-owned subsidiary, RXi Pharmaceuticals Corporation. He previously served as Director and Chairman of Global Genomics from June 2000. Mr. Kriegsman is an inactive Chairman and Founder of Kriegsman Capital Group LLC, a financial advisory firm specializing in the development of alternative sources of equity capital for emerging growth companies in the healthcare industry. He has advised such companies as SuperGen Inc., Closure Medical Corporation, Novoste Corporation, Miravant Medical Technologies, and Maxim Pharmaceuticals. Mr. Kriegsman has a BS degree with honors from New York University in Accounting and completed the Executive Program in Mergers and Acquisitions at New York University, The Management Institute. Mr. Kriegsman was formerly a Certified Public Accountant with KPMG in New York City. He serves as a Director and is the former Chairman of the Audit Committee of Bradley Pharmaceuticals, Inc. In February 2006, Mr. Kriegsman received the Corporate Philanthropist of the Year Award from the Greater Los Angeles Chapter of the ALS Association and in October 2006, he received the Lou Gehrig Memorial Corporate Award from the Muscular Dystrophy Association. Mr. Kriegsman has been active in various charitable organizations, including the Biotechnology Industry Organization, the ALS Association, the Los Angeles Venture Association, the Southern California Biomedical Council, and the Palisades-Malibu YMCA.

Marvin R. Selter (79) has been a director since October 2003. He has been President and Chief Executive Officer of CMS, Inc. since he founded that firm in 1968. CMS, Inc. is a national management consulting firm. In 1972, Mr. Selter originated the concept of employee leasing. He serves as a member of the Business Tax Advisory Committee-City of Los Angeles, Small Business Board-State of California and the Small Business Advisory Commission-State of California. Mr. Selter also serves on the Valley Economic Development Center as past Chairman and Audit Committee Chairman, the Board of Valley Industry and Commerce Association as past Chairman, the Advisory Board of the San Fernando Economic Alliance and the California State University-Northridge as Chairman of the Economic Research Center. He has served, and continues to serve, as a member of boards of directors of various hospitals, universities, private medical companies and other organizations. Mr. Selter attended Rutgers-The State University, majoring in Accounting and Business Administration. He was an LPA having served as Controller, Financial Vice President and Treasurer at distribution, manufacturing and service firms. He has lectured extensively on finance, corporate structure and budgeting for the American Management Association and other professional teaching associations.

Richard L. Wennekamp (64) has been a director since October 2003. He has been the Senior Vice President-Credit Administration of Community Bank since October 2002. From September 1998 to July 2002, Mr. Wennekamp was an executive officer of Bank of America Corporation, holding various positions, including Managing Director-Credit Product Executive for the last four years of his 22-year term with the bank. From 1977 through 1980, Mr. Wennekamp was a Special Assistant to former President of the United States, Gerald R. Ford, and the Executive Director of the Ford Transition Office. Prior thereto, he served as Staff Assistant to the President of the United States for one year, and as the Special Assistant to the Assistant Secretary of Commerce of the U.S.

Class III — Term Expiring at the 2009 Annual Meeting

Max Link (66) has been a director since 1996.  Dr. Link has been retired from business since 2003. From March 2002 until its acquisition by Zimmer Holdings, Dr. Link served as Chairman and CEO of Centerpulse, Ltd. From May 1993 to June 1994, Dr. Link served as the Chief Executive Officer of Corange Ltd. (the holding company for Boehringer Mannheim Therapeutics, Boehringer Mannheim Diagnostics and DePuy International). From 1992 to 1993, Dr. Link was Chairman of Sandoz Pharma, Ltd. From 1987 to 1992, Dr. Link was the Chief Executive Officer of Sandoz Pharma and a member of the Executive Board of Sandoz, Ltd., Basel. Prior to 1987, Dr. Link served in various capacities with the United States operations of Sandoz, including President and Chief Executive Officer. Dr. Link also serves as a director of Access Pharmaceuticals, Inc., Alexion Pharmaceuticals, Inc., Celsion Corporation, Discovery Laboratories, Inc. and Human Genome Sciences, Inc., each of which is a public company.

Meetings of the Board of Directors and Committees

Board of Directors.  The property, affairs and business of CytRx are conducted under the general supervision and management of our Board of Directors as called for under the laws of Delaware and our Bylaws. Our Board of Directors has established a standing Audit Committee, Compensation Committee, and Nomination and Governance Committee.

The Board of Directors held 11 meetings during 2006. Each director attended at least 75% of the total meetings of the Board during 2006, except for Louis Ignarro, Ph.D. Each director who served on a committee of our Board of

Directors attended at least 75% of all committee meetings during 2006. Board agendas include regularly scheduled executive sessions for the independent directors to meet without management present. In 2006, the independent directors met twice in executive session.

Our Board of Directors has determined that Messrs. Link, Rubinfeld, Selter and Wennekamp each are “independent” under the current independence standards of both the Nasdaq Capital Market and the Securities and Exchange Commission, or SEC, and have no material relationships with us (either directly or as a partner, shareholder or officer of any entity) that could be inconsistent with a finding of their independence as members of our Board of Directors or as the members of our Audit Committee. Our Board of Directors also has determined that Mr. Selter, one of the independent directors serving on our Audit Committee, is an “audit committee financial expert” as defined by SEC rules.

The following table provides information concerning the current membership of our Board committees:

				Nomination and
	Class of	Audit	Compensation	Governance
Name	Directors(1)	Committee	Committee	Committee

Steven A. Kriegsman	II
Louis Ignarro, Ph.D.	I
Max Link	III	(2)		(4)
Joseph Rubinfeld, Ph.D.	I	(2)	(3)
Marvin R. Selter	II	(2)	(3)	(4)
Richard L. Wennekamp	II	(2)	(3)	(4)

(1)	Class I directors serve until the 2007 Annual Meeting of Stockholders, Class II directors serve until the 2008 Annual Meeting of Stockholders and Class III directors serve until the 2009 Annual Meeting of Stockholders. A vacancy currently exists within our Class III directors, which our Board of Directors may seek to fill subsequent to the Annual Meeting.

(2)	These directors constitute the members of our Audit Committee. Mr. Selter is the Chairman of the Committee.

(3)	These directors constitute the members of our Compensation Committee. Dr. Rubinfeld is the Chairman of the Committee.

(4)	These directors constitute the members of our Nomination and Governance Committee. Mr. Wennekamp is the Chairman of the Committee.

Audit Committee.  Our Board of Directors has determined that each of the current members of the Audit Committee are “independent” under the current independence standards of the Nasdaq Capital Market. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to:

•	The quality and integrity of our financial statements and reports.

•	The independent registered public accounting firm’s qualifications and independence.

•	The performance of our internal audit function and independent auditors.

The Audit Committee reviews our financial structure, policies and procedures, appoints the outside independent registered public accounting firm, reviews with the outside independent registered public accounting firm the plans and results of the audit engagement, approves permitted non-audit services provided by our independent registered public accounting firm, reviews the independence of the auditors and reviews the adequacy of our internal accounting controls. The Audit Committee’s responsibilities also include oversight activities described below under the “Report of the Audit Committee.”

The Audit Committee has discussed with the outside independent registered public accounting firm the auditors’ independence from management and CytRx, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of permitted non-audit services with the auditors’ independence. The Audit Committee operates pursuant to a written charter, which is attached as Appendix A to this Proxy Statement.

The Audit Committee held six meetings during 2006.

Set forth below is the Audit Committee Report.

The following Report does not constitute soliciting material and should not be considered or deemed filed, or incorporated by reference into any filing, by us with the SEC, except to the extent we specifically incorporate this Report by reference.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to:

•	The quality and integrity of CytRx’s financial statements and reports.

•	The independent auditors’ qualifications and independence.

•	The performance of CytRx’s internal audit function and independent auditors.

The Audit Committee operates under a written charter adopted by the Board of Directors in April 2003, which was amended by the Board of Directors in March 2007.

The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor CytRx’s financial reporting process and internal control system.

•	Review and appraise the audit efforts of CytRx’s independent accountants and internal audit function.

•	Provide an open avenue of communication among the independent accountants, internal auditors, CytRx’s operational management and the Board of Directors.

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to CytRx’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of CytRx’s financial statements and the ethics programs when established by CytRx management and the Board of Directors. The Audit Committee has the sole authority (subject, if applicable, to stockholder ratification) to appoint or replace the outside auditors and is directly responsible for determining the compensation of the independent auditors.

The Audit Committee must pre-approve all auditing services and all permitted non-auditing services to be provided by the outside auditors. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the auditors’ independence and there are cost or other efficiencies in obtaining such services from the auditors as compared to other possible providers. During 2006, the Audit Committee approved all of the non-audit services proposals submitted to it.

The Audit Committee met six times during 2006. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all of CytRx’s books, records, facilities and personnel, and to retain its own legal counsel and other advisers as it deems necessary or appropriate.

As part of its oversight of CytRx’s financial statements, the Audit Committee reviews and discusses with both management and its outside auditors CytRx’s interim financial statements and annual audited financial statements that are included in CytRx’s Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, respectively. CytRx management advised the Audit Committee in each case that all such financial statements were prepared in accordance with generally accepted accounting principles and reviewed significant accounting issues with the Audit Committee. These reviews included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended by SAS No. 90 (Communication with Audit Committees).

The Audit Committee retained BDO Seidman, LLP to audit CytRx’s financial statements for 2004, 2005 and 2006. The Audit Committee also has selected BDO Seidman, LLP as CytRx’s independent auditors for fiscal 2007.

The Audit Committee discussed with BDO Seidman, LLP, which audited CytRx’s annual financial statements for 2006, matters relating to its independence, including a review of audit and non-audit fees and the letter and written disclosures made by BDO Seidman, LLP to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

In addition, the Audit Committee reviewed initiatives aimed at strengthening the effectiveness of CytRx’s internal control structure. As part of this process, the Audit Committee continued to monitor and review staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Taking all of these reviews and discussions into account, the Committee recommended to the Board of Directors that the Board approve the inclusion of CytRx’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC.

Respectfully submitted,

Audit Committee:

Marvin R. Selter, Chairman
Max Link
Joseph Rubenfeld, Ph.D.
Richard L. Wennekamp

Compensation Committee.  The Compensation Committee is authorized to review and make recommendations to the full Board of Directors relating to the annual salaries and bonuses of our officers and to determine in it sole discretion all grants of stock options, the exercise price of each option, and the number of shares to be issuable upon the exercise of each option under our various stock option plans. The Committee also is authorized to interpret our stock option plans, to prescribe, amend and rescind rules and regulations relating to the plans, to determine the term and provisions of the respective option agreements, and to make all other determinations deemed necessary or advisable for the administration of the plans.

The Compensation Committee held ten meetings during 2006.

Nomination and Governance Committee.  The Nomination and Governance Committee assists our Board of Directors in discharging its duties relating to corporate governance and the compensation and evaluation of the Board. The Nomination and Governance Committee operates pursuant to a written charter, which was filed as an exhibit to our 2005 Proxy Statement. As indicated above with respect to service on our Audit Committee, our Board of Directors has determined that each of the current members of the Nomination and Governance Committee, Messrs. Link, Selter and Wennekamp, are “independent” under the current independence standards of the Nasdaq Capital Market.

The principal responsibilities of the Nomination and Governance Committee include:

•	Overseeing our corporate governance practices and developing and recommending to our Board a set of Corporate Governance Guidelines.

•	Assisting our Board in identifying qualified director candidates, selecting nominees for election as directors at meetings of stockholders and selecting candidates to fill vacancies on our Board, and developing criteria to be used in making such recommendations.

•	Creating and recommending to our Board a policy regarding the consideration of director candidates recommended by stockholders and procedures for stockholders’ submission of nominees of director candidates.

•	Reviewing and recommending the compensation for non-employee directors and making recommendations to our Board for its approval.

•	Establishing criteria for our Board and for all committees (including the Nomination and Governance Committee) to use to evaluate their performance on an annual basis.

•	Overseeing developments related to corporate governance and advising our Board in connection therewith.

The Nomination and Governance Committee has sole authority, in connection with the identification of qualified director candidates, to retain and terminate any search firm for such purpose (including the authority to approve any such firm’s fees and other retention terms). We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

The Nomination and Governance Committee held four meetings during 2006.

The Nomination and Governance Committee has not established any specific minimum qualifications for director candidates or any specific qualities or skills that a candidate must possess in order to be considered qualified to be nominated as a director.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. In making its nominations, our Nomination and Governance Committee generally will consider, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting our company, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.

Stockholder Recommendations of Director Candidates

The policy of the Nomination and Governance Committee is that a stockholder wishing to submit recommendations for director candidates for consideration by the Nomination and Governance Committee for election at an annual meeting of shareholders must do so in writing by December 15 of the previous calendar year. The written recommendation must include the following information:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration.

•	The name and contact information for the candidate.

•	A statement of the candidate’s business and educational experience.

•	Information regarding the candidate’s qualifications to be a director.

•	The number of shares of our common stock, if any, owned either beneficially or of record by the candidate and the length of time such shares have been so owned.

•	The written consent of the candidate to serve as a director if nominated and elected.

•	Information regarding any relationship or understanding between the proposing stockholder and the candidate.

•	A statement that the proposed candidate has agreed to furnish us all information as we deem necessary to evaluate such candidate’s qualifications to serve as a director.

As to the stockholder giving the notice, the written recommendation must state the name and address of the stockholder and the number of shares of our common stock which are owned beneficially or of record by the shareholder.

Any recommendations in proper form received from stockholders will be evaluated in the same manner that potential nominees recommended by our Board members or management are evaluated.

Stockholder Nominations of Directors

Our Bylaws specify the procedures by which stockholders may nominate director candidates directly, as opposed to merely recommending a director candidate to the Nomination and Governance Committee as described above. Any stockholder nominations must comply with the requirements of our Bylaws and should be addressed to: Corporate Secretary, CytRx Corporation, 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049.

Stockholder Communication with Board Members

Stockholders who wish to communicate with our Board members may contact us by telephone, facsimile or regular mail at our principal executive office. Written communications specifically marked as a communication for our Board of Directors, or a particular director, except those that are clearly marketing or soliciting materials, will be forwarded unopened to the Chairman of our Board, or to the particular director to which they are addressed, or presented to the full Board or the particular director at the next regularly scheduled Board meeting. In addition, communications sent to us via telephone or facsimile for our Board of Directors or a particular director will be forwarded to our Board or the director by an appropriate officer.

Board Member Attendance at Annual Meetings

Our Board of Directors has no formal policy regarding attendance of directors at our annual stockholder meetings. Of the six members of our Board as of the date of our 2006 Annual Meeting of Stockholders, five attended that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors and any person who owns more than 10% of our outstanding shares of common stock are required under Section 16(a) of the Securities Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of those reports. Based solely on our review of copies of reports we have received and written representations from certain reporting persons, we believe that our directors and executive officers and greater than 10% shareholders for 2006 complied with all applicable Section 16(a) filing requirements.

Beneficial Owners of More Than Five Percent of CytRx’s Common Stock; Shares Held by Directors and Executive Officers

Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of May 7, 2007 by (1) each person who is known by us to beneficially own more than five percent of the common stock; (2) each director; (3) the named executive officers listed in the Summary Compensation Table under the caption “Executive Compensation”; and (4) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the SEC rules. Shares of common stock subject to warrants or options that are presently exercisable, or exercisable within 60 days of May 7, 2007, which are indicated by footnote, are deemed outstanding in computing the percentage ownership of the person holding the warrants or options, but not in computing the percentage ownership of any other person. The percentage ownership reflected in the table is based on 86,813,178 shares of our common stock outstanding as of May 7, 2007. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of common stock shown, subject to applicable community property laws. An asterisk represents beneficial ownership of less than 1%.

	Shares of
	Common Stock
Name of Beneficial Owner	Number	Percent

Louis Ignarro, Ph.D.(1)	503,916	*
Steven A. Kriegsman(2)	5,315,654	6.0%
Max Link(3)	97,083	*
Joseph Rubinfeld(4)	62,000	*
Marvin R. Selter(5)	407,451	*
Richard Wennekamp(6)	55,000	*
Mark A. Tepper, Ph.D.(7)	175,000	*
Jack R. Barber, Ph.D.(8)	248,672	*
Matthew Natalizio(9)	187,499	*
Benjamin S. Levin(10)	246,422	*
All executive officers and directors as a group (twelve persons)(12)	7,307,030	8.1%

(1)	Includes 412,000 shares subject to options or warrants.

(2)	Includes 1,294,554 shares subject to options or warrants. Mr. Kriegsman’s address is c/o CytRx Corporation, 11726 San Vicente Boulevard, Suite 650, Los Angeles, CA 90049.

(3)	Includes 42,107 shares subject to options or warrants.

(4)	Includes 62,000 shares subject to options or warrants.

(5)	The shares shown are owned, of record, by the Selter Family Trust or Selter IRA Rollover. Includes 50,00 shares subject to options or warrants owned by Mr. Selter.

(6)	Includes 50,000 shares subject to options or warrants.

(7)	Consists of 175,000 shares subject to options or warrants. Dr. Tepper’s employment with us ceased on May 21, 2007.

(8)	Consists of 248,672 shares subject to options or warrants.

(9)	Consists of 187,499 shares subject to options or warrants.

(10)	Consists of 246,422 shares subject to options or warrants.

(11)	Includes 2,993,254 shares subject to options or warrants.

Executive Officers of CytRx

Set forth below is information regarding our current executive officers (other than information relating to Steven A. Kriegsman, our President and Chief Executive Officer, which is set forth above under “Continuing Directors”). Each officer’s age is indicated in parentheses after his name.

Jack Barber, Ph.D. (51) has been our Senior Vice President — Drug Development since July 2004, and was recently named Chief Scientific Officer. He previously served as Chief Technical Officer and Vice President of Research and Development at Immusol, a biopharmaceutical company based in San Diego, California, since 1994. Prior to that, Dr. Barber spent seven years in various management positions at Viagene, most recently serving as Associate Director of Oncology. Dr. Barber received both his B.S. and Ph.D. in Biochemistry from the University of California, Los Angeles. He also carried out his post-doctoral fellowship at the Salk Institute for Biological Studies in La Jolla, California.

Shi Chung Ng, Ph.D. (52) joined CytRx as our Senior Vice President, Research and Development in April 2007. Previously, he served as Vice President of Molecular Oncology at Ligand Pharmaceuticals, directing the cancer discovery efforts as well as genomics biomarker studies for Targretin. Prior to that, he served as Vice President of Drug Discovery Biology and Preclinical Development of ArQule, Inc., leading novel cell cycle checkpoint activation drug discovery and development efforts for ARQ-197. From 1993-2004, Dr. Ng co-led efforts in the discovery and development of multiple oncology drug candidates at Abbott, including a Bcl-2 inhibitor, farnesyl transferase inhibitors, and novel anti-mitotics as a founding member of Abbott oncology, a Senior Group Leader and a Volwiler Associate Fellow. Prior to his tenure at Abbott, Dr. Ng worked at Pfizer, Bristol-Myers Squibb and Harvard Medical School. He was adjunct Assistant Professor at the Chicago Medical School, and adjunct Faculty Member at Northwestern University. He had also served as a visiting Professor at Rutgers University, a visiting Research Staff Member at Princeton University, and an Instructor in Medicine at Harvard Medical School. Dr. Ng received a Ph.D. in Biochemistry from Purdue University, and a Postdoctoral Fellowship from Howard Hughes Medical Institute and Harvard Medical School. Dr. Ng has published over 200 papers, abstracts and patent applications and he was the recipient of multiple scholarships and awards.

Matthew Natalizio (52) has been our Chief Financial Officer and Treasurer since July 2004. From November 2002 to December 2003, he was President and General Manager of a privately held furniture manufacturing company. Prior to that, from January 2000 to October 2002, he was Chief Financial Officer at Qualstar Corporation, a publicly traded designer and manufacturer of data storage devices. He was also the Vice President of Operations Support, the Vice President — Finance and Treasurer of Superior National Insurance Group, a publicly traded workers’ compensation insurance company. Mr. Natalizio is a CPA who worked at Ernst and Young as an Audit Manager and Computer Audit Executive and was a Senior Manager at KPMG. He earned his Bachelor of Arts degree in Economics from the University of California, Los Angeles.

Benjamin S. Levin (31) has been our General Counsel, Vice President — Legal Affairs and Corporate Secretary since July 2004. From November 1999 to June 2004, Mr. Levin was an associate in the transactions department of the Los Angeles office of O’Melveny & Myers LLP. Mr. Levin received his S.B. in Economics from the Massachusetts Institute of Technology, and a J.D. from Stanford Law School.

Tod Woolf, Ph.D. (42), has served as President and Chief Executive Officer of our majority-owned subsidiary, RXi Pharmaceuticals Corporation, since January 2007. Dr. Woolf has twenty years’ experience developing and commercializing innovative biomedical technologies, including twelve years of biotechnology management experience. He founded Sequitur, an RNAi company acquired by Invitrogen (Nasdaq: IVGN) in 1996 and served from 1996 until 2003 as Chief Executive. From November 2003 until November 2006 he served as an advisor to Invitrogen and he has served as an advisor to other biotechnology companies including Praecis (acquired by GlaxoSmithkine) and Signet Laboratories (acquired by Covance). While at Sequitur, Dr. Woolf co-invented and commercialized STEALTH RNAi, one of the most widely used second generation RNAi products. Previously, he helped to develop and partner the core therapeutic technology at now public companies Genta, RPI (now SIRNA) and Ontogeny (now Curis). Dr. Woolf holds a Masters Degree and Doctorate in Biology from Harvard University. He has authored 40 patent applications and scientific publications and has given drug development lectures throughout the world.

Compensation Discussion and Analysis

Overview of Executive Compensation Program

The Compensation Committee of our board of directors has responsibility for establishing, implementing and monitoring our executive compensation program philosophy and practices. The Compensation Committee seeks to ensure that the total compensation paid to our named executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to named executive officers are similar to those provided to our other officers.

Throughout this Proxy Statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2006, as well as the other individuals included in the Summary Compensation Table on page 19, are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

The Compensation Committee believes that an effective executive compensation program should provide base annual compensation that is reasonable in relation to individual executive’s job responsibilities and reward the achievement of both annual and long-term strategic goals of our company. The Compensation Committee uses annual and other periodic cash bonuses to reward an officer’s achievement of specific goals and stock options as a retention tool and as a means to align the executive’s long-term interests with those of our stockholders, with the ultimate objective of improving stockholder value. The Compensation Committee evaluates both performance and compensation to maintain our company’s ability to attract and retain excellent employees in key positions and to assure that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of comparable companies. To that end, the Compensation Committee believes executive compensation packages provided by us to our named executive officers should include both cash and share-based compensation.

Because of the size of our company, the small number of executive officers in our company, and our company’s financial priorities, the Compensation Committee has decided not to implement or offer any retirement plans, pension benefits, deferred compensation plans, or other similar plans for our executive officers. Accordingly, the components of the executive compensation consist of salary, year-end cash bonuses awarded based on the Compensation Committee’s subjective assessment of each individual executive’s job performance during the past year, stock option grants to provide executives with longer-term incentives, and occasional special compensation awards (either cash or stock options) to reward extraordinary efforts or results.

As a biopharmaceutical company engaged in developing potential products that, to date, have not generated significant revenues and are not expected to generate significant revenues or profits for several years, the Compensation Committee also takes the company’s financial and working capital condition into account in its compensation decisions. Accordingly, the Compensation Committee historically has weighted bonuses more heavily with stock options rather than cash. The Compensation Committee may reassess the proper weighting of equity and cash compensation in light of the company’s improved working capital situation.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for the named executive officers and approves recommendations regarding equity awards to all of our officers. Decisions regarding the non-equity compensation of other officers are made by the Chief Executive Officer.

The Compensation Committee and the Chief Executive Officer annually review the performance of each named executive officer (other than the Chief Executive Officer, whose performance is reviewed only by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executives.

Setting Executive Compensation

Based on the foregoing objectives, the Compensation Committee has structured the Company’s annual cash and incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company, to reward the executives for achieving such goals, and to retain the executives. In doing so, the Compensation Committee historically has not employed outside compensation consultants. However, during 2006, the Compensation Committee did obtain and use in its compensation deliberations several third-party industry compensation surveys to establish cash and equity compensation for our executive officers. The Compensation Committee utilized this data to set compensation for our executive officers at levels targeted at or around the average of the compensation amounts provided to executives at comparable companies considering, for each individual, their individual experience level related to their position with us. There is no pre-established policy or target for the allocation between either cash and non-cash incentive compensation.

2006 Executive Compensation Components

For 2006, the principal components of compensation for the named executive officers were:

•	base salary;

•	performance-based cash compensation; and

•	long-term equity incentive compensation.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the year. Base salary ranges for the named executive officers are determined for each executive based on his or her position and responsibility.

During its review of base salaries for executives, the Compensation Committee primarily considers:

•	the negotiated terms of each executive employment agreement;

•	internal review of the executive’s compensation, both individually and relative to other executive officers; and

•	individual performance of the executive.

Salary levels are typically considered annually as part of the company’s performance review process, as well as upon a change in job responsibility. Merit-based increases to salaries are based on the Compensation Committee’s assessment of the individual’s performance. Base salaries for the named executive officers in 2006 were increased from the base salaries in effect during the prior year by amounts ranging from 8.75% for the Chief Executive Officer to 12.8% for the Senior Vice President of Legal Affairs. Unless increased by the Compensation Committee, the salary increase for Mr. Kriegsman will remain in effect until the expiration of his employment agreement on July 1, 2008, while the other salary increases remain in effect until the expiration of their employment agreements on December 31, 2007.

Performance-Based Compensation

The Compensation Committee has not established an incentive compensation program with fixed performance targets. Because the company does not generate significant revenues and has not commercially released any products, the Compensation Committee bases its performance and achievement compensation awards on the achievement of product development targets and milestones, effective fund-raising efforts, and effective management of personnel and capital resources, among other criteria. During 2006, the Compensation Committee granted Mr. Kriegsman a special cash bonus of $200,000 in recognition of his role in negotiating our sale to the privately-funded ALS Charitable Remainder Trust of a one percent royalty in the worldwide sales of our small molecule drug candidate arimoclomol. During 2006, the Compensation Committee also granted Mr. Kriegsman an annual cash bonus of $200,000 and granted various cash bonuses to other executive officers, each in conjunction with the end of their employment contract years, because of their efforts in helping us advance the development of our products, raise working capital and achieve other corporate goals.

Long-Term Equity Incentive Compensation

As indicated above, the Compensation Committee also aims to encourage the company’s executive officers to focus on long-term company performance by allocating to them stock options that vest over a period of several years. In 2006, the Compensation Committee granted to Mr. Kriegsman a nonqualified option to purchase 200,000 shares of our common stock at a price of $1.38 per share, which equaled the closing market price on the date of grant. The option vests monthly over three years, provided that Mr. Kriegsman continues in our employ through such monthly vesting periods. In addition, in connection with entering into new employment agreements with three of the other executive officers, the Compensation Committee also granted stock options to those executive officers. All of these other stock options also had an exercise price of $1.38 per share, which equaled the closing market price on the date of grant, and also vest monthly over three years, provided that such executives remained in our employ through such monthly vesting periods.

Retirement Plans, Perquisites And Other Personal Benefits

We currently maintain no retirement plan for the named executive officers or other employees. In addition, we do not provide any of our executive officers with any perquisites or other personal benefits, other than benefits that we offer Mr. Kriegsman provided for in his employment agreement. As required by his employment agreement, during 2006 we paid insurance premiums with respect to a life insurance policy for Mr. Kriegsman which had a face value of approximately $1.4 million as of December 31, 2006 and under which Mr. Kriegsman’s designee is the beneficiary.

Except as follows, we do not have in effect any change of control provisions for payment to any executive officer in the event of a change in control of CytRx. Our stock option plans provide that all unvested options held by our employees, including the named executive officers, immediately vest upon a change of control. In addition, under our employment agreement with Mr. Kriegsman, and if, during the term and within two years after the date on which the change in control occurs, Mr. Kriegsman’s employment is terminated by us without “cause” or by him for “good reason” (each as defined in his employment agreement), then, to the extent that any payment or distribution of any type by us to or for the benefit of Mr. Kriegsman resulting from the termination of his employment is or will be subject to the excise tax, we have agreed to pay Mr. Kriegsman an additional amount that, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the excise tax on such payments plus (ii) any penalty and interest assessments associated with such excise tax.

Ownership Guidelines

The Compensation Committee has no requirement that each named executive officer maintain a minimum ownership interest in our company.

Our long-term incentive compensation consists of the grant of stock options to our named executive officers. The stock option program assists the company to:

•	establish the link between the creation of stockholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives;

•	function as a retention tool because of the vesting features included in all options granted by the Compensation Committee; and

•	maintain competitive levels of total compensation.

We normally grant stock options to new executive officers when they join our company based upon their position with us and their relevant prior experience. The options granted by the Compensation Committee generally vest monthly over the first three years of the ten-year option term. Vesting and exercise rights cease upon termination of employment (or, in the case of exercise rights, 90 days thereafter), except in the case of death (subject to a one-year limitation), disability or retirement. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. In addition to the initial option grants, our Compensation Committee may grant additional options to retain our executives and reward, or provide incentive for, the achievement of corporate goals and strong individual performance. Our Board of Directors has also granted our Chief Executive Officer discretion to grant up to 100,000 options to employees upon joining our company, and to grant an additional “discretionary pool” of up to 100,000 incentive options during each employee review cycle. Options are granted based on a combination of individual contributions to our company and on general corporate achievements, which may include the attainment of product development milestones and attaining other annual corporate goals and objectives. On an annual basis, the Compensation Committee assesses the appropriate individual and corporate goals for our new executives and provides additional option grants based upon the achievement by the new executives of both individual and corporate goals. We expect that we will continue to provide new employees with initial option grants in the future to provide long-term compensation incentives and will continue to rely on performance-based and retention grants to provide additional incentives for current employees. Additionally, in the future, the Compensation Committee may consider awarding additional or alternative forms of equity incentives, such as grants of restricted stock, restricted stock units and other performance-based awards.

It is our policy to award stock options at an exercise price equal to the Nasdaq Capital Market’s closing price of our common stock on the date of the grant. In certain limited circumstances, the Compensation Committee may grant options to an executive at an exercise price in excess of the closing price of the common stock on the grant date. The Compensation Committee has never granted options with an exercise price that is less than the closing price of our common stock on the grant date, nor has it granted options which are priced on a date other than the grant date. For purposes of determining the exercise price of stock options, the grant date is deemed to be the date on which the Compensation Committee approves the stock option grant.

We have no program, practice or plan to grant stock options to our executive officers, including new executive officers, in coordination with the release of material nonpublic information. We also have not timed the release of material nonpublic information for the purpose of affecting the value of stock options or other compensation to our executive officers, and we have no plan to do so.

In light of recent changes to the SEC’s rules regarding executive compensation disclosure, during 2007 we intend to consider whether it may be advisable to adopt additional policies and procedures regarding the grant of stock options.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that corporations may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation paid to our executive officers generally is fully deductible for federal income tax purposes.

Accounting for Share-Based Compensation

Beginning on January 1, 2006, the company began accounting for share-based compensation in accordance with the requirements of FASB Statement 123(R). This accounting treatment has not significantly affected our compensation decisions. The Compensation Committee takes into consideration the tax consequences of compensation to the named executive officers, but tax considerations are not a significant part of the company’s compensation policy.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K and, based on such review and discussions, has recommended to our board of directors that the foregoing “Compensation Discussion and Analysis” be included in the Company’s Annual Report on Form 10-K.

Joseph Rubinfeld, Ph.D., Chairman	Marvin R. Selter	Richard L. Wennekamp

Executive Compensation

The following table presents summary information concerning all compensation paid or accrued by us for services rendered in all capacities during 2006 by Steven A. Kriegsman and Matthew Natalizio, who are the only individuals who served as our principal executive and financial officers during the year ended December 31, 2006, and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2006:

Summary Compensation Table

				Option
		Salary	Bonus	Awards	Total
Name and Position	Year	($)	($)(1)	($)(2)	($)

Steven A. Kriegsman	2006	417,175	400,000	340,426	1,157,601
President and Chief Executive Officer
Matthew Natalizio	2006	204,115	43,000	78,472	325,587
Chief Financial Officer and Treasurer
Jack R. Barber, Ph.D.	2006	261,750	68,750	90,544	421,044
Chief Scientific Officer
Benjamin S. Levin	2006	208,170	68,750	120,550	397,470
General Counsel, Vice President — Legal Affairs and Secretary
Mark A. Tepper, Ph.D.(3)	2006	249,093	—	205,777	454,870
Senior Vice President — Drug Discovery

(1)	Bonuses to the named executive officers reported above were paid in June 2006, which corresponded to the end of the contractual employment year for those officers. For future years, we plan to determine and award bonuses at the fiscal year end, and we will report any bonuses awarded for the latter half of 2006 when made in a Current Report on Form 8-K.

(2)	The values shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted in 2006 and prior fiscal years in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amount recognized for these awards was calculated using the Black Scholes option-pricing model, and reflect grants from our 2000 Long-Term Incentive Plan, which is described in Note 13 of the Notes to Consolidated Financial Statements.

(3)	Dr. Tepper’s employment with us ceased on May 21, 2007.

2006 Grants of Plan-Based Awards

In 2006, we granted stock options to our named executive officers under our 2000 Long-Term Incentive Plan as follows:

2006 Grants of Plan-Based Awards

		All Other		Grant Date
		Option Awards	Exercise Price of	Fair Value of
		(# of CytRx	Option Awards	Option Awards
Name	Grant Date	Shares)	($/Sh)	($)

Steven A. Kriegsman	6/16/2006	200,000	$1.38	$236,000
President and Chief Executive Officer
Matthew Natalizio	6/16/2006	50,000	$1.38	$59,000
Chief Financial Officer and Treasurer
Jack R. Barber, Ph.D.	6/16/2006	100,000	$1.38	$118,000
Chief Scientific Officer
Benjamin S. Levin	6/16/2006	90,000	$1.38	$106,200
General Counsel, Vice President — Legal Affairs and Secretary
Mark A. Tepper, Ph.D.	—	—	—	—
Senior Vice President — Drug Discovery

2000 Long-Term Incentive Plan

The purpose of our 2000 Long-Term Incentive Plan is to promote our success and enhance our value by linking the personal interests of our employees, officers, consultants and directors to those of our stockholders, and by providing our employees, officers, consultants and directors with an incentive for outstanding performance. The Plan was originally adopted by our board of directors on August 24, 2000 and by our stockholders on June 7, 2001, with certain amendments to the Plan having been subsequently approved by our board of directors and stockholders.

The Plan authorizes the granting of awards to our employees, officers, consultants and directors and to employees, officers, consultants and directors of our subsidiaries. The following awards are available under the Plan:

•	options to purchase shares of common stock, which may be incentive stock options or non-qualified stock options;

•	stock appreciation rights;

•	restricted stock;

•	performance units;

•	dividend equivalents; and

•	other stock-based awards.

The aggregate number of shares of our common stock reserved and available for awards under the Plan is 10,000,000 shares. As of February 28, 2007, there were 6,749,000 shares previously issued or subject to outstanding Plan awards, and 2,822,750 shares were reserved for issuance pursuant to future awards under the Plan. The maximum number of shares of common stock with respect to one or more options and stock appreciation rights that we may grant during any one calendar year under the Plan to any one participant is 1,000,000; except that in connection with his or her initial employment with the company or an affiliate, a participant may be granted options for up to an additional 1,000,000 shares. The maximum fair market value of any awards that any one participant may receive during any one calendar year under the Plan is $1,000,000, not including the value of options and stock appreciation rights (less any consideration paid by the participant for such award). We also have two other plans, the 1994 Stock Option Plan and the 1998 Long Term Incentive Plan, which include 9,167 and 100,041 shares subject to outstanding stock options. As the terms of the plans provide that no options may be issued after 10 years, no options are available under the 1994 Plan. Under the 1998 Long Term Incentive Plan, 29,517 shares are available for future grant.

Administration

The Plan is administered by the Compensation Committee of our board of directors. The Compensation Committee has the power, authority and discretion to:

•	designate participants;

•	determine the types of awards to grant to each participant and the number, terms and conditions of any award;

•	establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and

•	make all other decisions and determinations that may be required under, or as the Compensation Committee deems necessary or advisable to administer, the Plan.

Awards

The following is summary description of financial instruments that may be granted to participants by the Compensation Committee of our board of directors. The Compensation Committee to date has only granted stock options to participants in the Plan.

Stock Options.  The Compensation Committee is authorized to grant both incentive stock options and non-qualified stock options. The terms of any incentive stock option must meet the requirements of Section 422 of the Internal Revenue Code. The exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant, and no option may have a term of more than 10 years from the grant date.

Stock Appreciation Rights.  The Compensation Committee may grant stock appreciation rights to participants. Upon the exercise of a stock appreciation right, the participant has the right to receive the excess, if any, of (1) the fair market value of one share of common stock on the date of exercise, over (2) the grant price of the stock appreciation right as determined by the Compensation Committee, which will not be less than the fair market value of one share of common stock on the date of grant.

Restricted Stock.  The Compensation Committee may make awards of restricted stock, which will be subject to such restrictions on transferability and other restrictions as the Compensation Committee may impose (including limitations on the right to vote restricted stock or the right to receive dividends, if any, on the restricted stock).

Performance Units.  The Compensation Committee may grant performance units on such terms and conditions as may be selected by the Compensation Committee. The Compensation Committee will have the complete discretion to determine the number of performance units granted to each participant and to set performance goals and other terms or conditions to payment of the performance units which, depending on the extent to which they are met, will determine the number and value of performance units that will be paid to the participant.

Dividend Equivalents.  The Compensation Committee is authorized to grant dividend equivalents to participants subject to such terms and conditions as may be selected by the Compensation Committee. Dividend equivalents entitle the participant to receive payments equal to dividends with respect to all or a portion of the number of shares of common stock subject to an option or other award, as determined by the Compensation Committee. The Compensation Committee may provide that dividend equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional shares of common stock, or otherwise reinvested.

Other Stock-Based Awards.  The Compensation Committee may grant other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of common stock, as deemed by the Compensation Committee to be consistent with the purposes of the Plan. These stock-based awards may include shares of common stock awarded as a bonus and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, and awards valued by reference to book value of shares of common stock or the value of securities of or the performance of our subsidiaries. The Compensation Committee will determine the terms and conditions of any such awards.

Performance Goals.  The Compensation Committee in its discretion may determine awards based on:

•	the achievement by CytRx or a parent or subsidiary of a specific financial target;

•	CytRx’s stock price;

•	the achievement by an individual or a business unit of CytRx or a subsidiary of a specific financial target;

•	the achievement of specific goals with respect to (i) product development milestones, (ii) corporate financings, (iii) merger and acquisition activities, (iv) licensing transactions, (v) development of strategic partnerships or alliances, or (vi) acquisition or development of new technologies; and

•	any combination of the goals set forth above.

The Compensation Committee has the right for any reason to reduce (but not increase) any award, even if a specific goal has been achieved. If an award is made on the basis of the achievement of a goal, the Compensation Committee must have established the goal before the beginning of the period for which the performance goal relates (or a later date as may be permitted under Internal Revenue Code Section 162(m)). Any payment of an award for achieving a goal will be conditioned on the written certification of the Compensation Committee in each case that the goals and any other material conditions were satisfied.

Limitations on Transfer; Beneficiaries.  Awards under the Plan may not be transferred or assigned by Plan participants other than by will or the laws of descent and distribution and, in the case of an incentive stock option, pursuant to a qualified domestic relations order, provided that the Compensation Committee may (but need not) permit other transfers where the Compensation Committee concludes that such transferability (1) does not result in accelerated taxation, (2) does not cause any option intended to be an incentive stock option to fail to qualify as such, and (3) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including any state or federal tax or securities laws or regulations applicable to transferable awards. A Plan participant may, in the manner determined by the Compensation Committee, designate a beneficiary to exercise the participant’s rights and to receive any distribution with respect to any award upon the participant’s death.

Acceleration Upon Certain Events.  In the event of a “Change in Control” of CytRx, which is a term defined in the Plan, all outstanding options and other awards in the nature of rights that may be exercised will become fully vested and exercisable and all restrictions on all outstanding awards will lapse. The Compensation Committee may, however, in its sole discretion declare all outstanding options, stock appreciation rights and other awards in the nature of rights that may be exercised to become fully vested and exercisable, and all restrictions on all outstanding awards to lapse, in each case as of such date as the Compensation Committee may, in its sole discretion, declare. The Compensation Committee may discriminate among participants or among awards in exercising such discretion.

Termination and Amendment

Our board of directors or the Compensation Committee may, at any time and from time to time, terminate or amend the Plan without stockholder approval; provided, however, that our board or the Compensation Committee may condition any amendment on the approval of our stockholders if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. No termination or amendment of the Plan may adversely affect any award previously granted without the written consent of the participants affected. The Compensation Committee may amend any outstanding award without the approval of the participants affected, except that no such amendment may diminish the value of an award determined as if it has been exercised, vested, cashed in or otherwise settled on the date of such amendment, and, except as otherwise permitted in the Plan, the exercise price of any option may not be reduced and the original term of any option may not be extended.

Holdings of Previously Awarded Equity

Equity awards held as of December 31, 2006 by each of our named executive officers were issued under our 2000 Long-Term Incentive Plan. The following table sets forth outstanding equity awards held by our named executive officers as of December 31, 2006:

2006 Outstanding Equity Awards at Year-End

	Option Awards
	Number of
	Securities
	Underlying
	Unexercised			Option
	Options			Exercise	Option
	#			Price	Expiration
Name	Exercisable	Unexercisable		($)	Date

Steven A. Kriegsman	33,380	(1)	166,620	1.38	6/16/16
President and Chief Executive Officer	158,317	(1)	141,683	.79	5/17/15
	250,000	(2)	—	2.47	6/20/13
	750,000	(2)	—	2.47	6/20/13
Matthew Natalizio	8,345	(1)	41,655	1.38	6/16/16
Chief Financial Officer and Treasurer	79,159	(1)	70,841	.79	5/17/15
	66,667	(2)	33,333	1.11	7/12/14
Jack R. Barber, Ph.D.	16,690	(1)	83,310	1.38	6/16/16
Chief Scientific Officer	79,159	(1)	70,841	.79	5/17/15
	66,667	(2)	33,333	1.13	7/06/14
Benjamin S. Levin	15,021	(1)	74,979	1.38	6/16/16
General Counsel, Vice President —	79,159	(1)	70,841	.79	5/17/15
Legal Affairs and Secretary	106,667	(2)	53,333	1.39	7/15/14
Mark A. Tepper, Ph.D.	280,000	(2)	—	2.41	9/16/13
Senior Vice President — Drug Discovery	120,000	(2)	—	2.41	10/09/13

(1)	These options vest in 36 equal monthly installments, subject to the option holder’s remaining in our continuous employ through such dates.

(2)	These options vest in three annual installments, subject to the option holder’s remaining in our continuous employ through such dates.

Employment Agreements and Potential Payment upon Termination or Change in Control

Employment Agreement with Steven A. Kriegsman

Mr. Kriegsman is employed as our Chief Executive Officer and President pursuant to an employment agreement that was amended and restated as of May 17, 2005 to continue through July 1, 2008. The employment agreement will automatically renew in July 2008 for an additional one-year period, unless either Mr. Kriegsman or we elect not to renew it.

Under his employment agreement, Mr. Kriegsman is entitled to receive an annual base salary of $400,000. Our board of directors (or its Compensation Committee) will review the base salary annually and may increase (but not decrease) it in its sole discretion. On June 16, 2006, our Compensation Committee completed its annual review of Mr. Kriegsman’s compensation, and we increased his annual base salary to $435,000, effective July 1, 2006. In addition to his annual salary, Mr. Kriegsman is eligible to receive an annual bonus as determined by our board of directors (or its Compensation Committee) in its sole discretion, but not to be less than $150,000. Pursuant to his employment agreement with us, we have agreed that he shall serve on a full-time basis as our Chief Executive Officer and President and that he may continue to serve as Chairman of the Kriegsman Group only so long as necessary to complete certain current assignments.

Mr. Kriegsman is eligible to receive grants of options to purchase shares of our common stock. The number and terms of those options, including the vesting schedule, will be determined by our board of directors (or its Compensation Committee) in its sole discretion.

Under Mr. Kriegsman’s employment agreement, we have agreed that, if he is made a party, or threatened to be made a party, to a suit or proceeding by reason of his service to us, we will indemnify and hold him harmless from all costs and expenses to the fullest extent permitted or authorized by our certificate of incorporation or bylaws, or any resolution of our board of directors, to the extent not inconsistent with Delaware law. We also have agreed to advance to Mr. Kriegsman such costs and expenses upon his request if he undertakes to repay such advances if it ultimately is determined that he is not entitled to indemnification with respect to the same. These employment agreement provisions are not exclusive of any other rights to indemnification to which Mr. Kriegsman may be entitled and are in addition to any rights he may have under any policy of insurance maintained by us.

In the event we terminate Mr. Kriegsman’s employment without “cause” (as defined), or if Mr. Kriegsman terminates his employment with “good reason” (as defined), (i) we have agreed to pay Mr. Kriegsman a lump-sum equal to his salary and prorated minimum annual bonus through to his date of termination, plus his salary and minimum annual bonus for a period of two years after his termination date, or until the expiration of the amended and restated employment agreement, whichever is later, (ii) he will be entitled to immediate vesting of all stock options or other awards based on our equity securities, and (iii) he will also be entitled to continuation of his life insurance premium payments and continued participation in any of our health plans through to the later of the expiration of the amended and restated employment agreement or 24 months following his termination date. Mr. Kriegsman will have no obligation in such events to seek new employment or offset the severance payments to him by any compensation received from any subsequent reemployment by another employer.

Under Mr. Kriegsman’s employment agreement, he and his affiliated company, The Kriegsman Group, are to provide us during the term of his employment with the first opportunity to conduct or take action with respect to any acquisition opportunity or any other potential transaction identified by them within the biotech, pharmaceutical or health care industries and that is within the scope of the business plan adopted by our board of directors. Mr. Kriegsman’s employment agreement also contains confidentiality provisions relating to our trade secrets and any other proprietary or confidential information, which provisions shall remain in effect for five years after the expiration of the employment agreement with respect to proprietary or confidential information and for so long as our trade secrets remain trade secrets.

Potential Payment upon Termination or Change in Control for Steven A. Kriegsman

Mr. Kriegsman’s employment agreement contains no provision for payment to him in the event of a change in control of CytRx. If, however, a change in control (as defined in our 2000 Long-Term Incentive Plan) occurs during the term of the employment agreement, and if, during the term and within two years after the date on which the change in control occurs, Mr. Kriegsman’s employment is terminated by us without cause or by him for good reason (each as defined in his employment agreement), then, in addition to the severance benefits described above, to the extent that any payment or distribution of any type by us to or for the benefit of Mr. Kriegsman resulting from the termination of his employment is or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, we have agreed to pay Mr. Kriegsman, prior to the time the excise tax is payable with respect to any such payment (through withholding or otherwise), an additional amount that, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the excise tax on such payments plus (ii) any penalty and interest assessments associated with such excise tax.

Employment Agreement with Matthew Natalizio

Matthew Natalizio is employed as our Chief Financial Officer and Treasurer pursuant to an employment agreement that was amended and restated as of June 16, 2006, to continue through December 31, 2007. Mr. Natalizio is entitled under his amended and restated employment agreement to receive an annual base salary of $215,000 and is eligible to receive an annual bonus as determined by our board of directors (or its Compensation Committee) in its sole discretion. As an incentive to enter the amended and restated employment agreement, Mr. Natalizio was granted as of June 16, 2006, a ten-year, nonqualified option under our 2000 Long-Term Incentive Plan to purchase

50,000 shares of our common stock at a price of $1.38 per share. This option will vest as to 1/36th of the shares covered thereby each month after the date of the employment agreement, provided that Mr. Natalizio remains in our continuous employ.

In the event we terminate Mr. Natalizio’s employment without cause (as defined), we have agreed to pay him a lump-sum equal to his accrued but unpaid salary and vacation, plus an amount equal to three months’ salary under his employment agreement.

Employment Agreement with Jack R. Barber, Ph.D.

Jack R. Barber, Ph.D. is employed as our Chief Scientific Officer pursuant to an employment agreement that was amended and restated as of June 16, 2006, to continue through December 31, 2007. Dr. Barber is entitled under his amended and restated employment agreement to receive an annual base salary of $275,000 and is eligible to receive an annual bonus as determined by our board of directors (or its Compensation Committee) in its sole discretion. As an incentive to enter the amended and restated employment agreement, Dr. Barber was granted as of June 16, 2006, a ten-year, nonqualified option under our 2000 Long-Term Incentive Plan to purchase 100,000 shares of our common stock at a price of $1.38 per share. This option will vest as to 1/36th of the shares covered thereby each month after the date of the employment agreement, provided that Dr. Barber remains in our continuous employ.

In the event we terminate Dr. Barber’s employment without cause (as defined), we have agreed to pay him a lump-sum equal to his accrued but unpaid salary and vacation, plus an amount equal to three months’ salary under his employment agreement.

Employment Agreement with Benjamin S. Levin

Benjamin S. Levin is employed as our Vice President — Legal Affairs, General Counsel and Secretary pursuant to an employment agreement that was amended and restated as of June 16, 2006, to continue through December 31, 2007. Mr. Levin is entitled under his amended and restated employment agreement to receive an annual base salary of $220,000 and is eligible to receive an annual bonus as determined by our board of directors (or its Compensation Committee) in its sole discretion. As an incentive to enter the amended and restated employment agreement, Mr. Levin was granted as of June 16, 2006, a ten-year, nonqualified option under our 2000 Long-Term Incentive Plan to purchase 90,000 shares of our common stock at a price of $1.38 per share. This option will vest as to 1/36th of the shares covered thereby each month after the date of the employment agreement, provided that Mr. Levin remains in our continuous employ.

In the event we terminate Mr. Levin’s employment without cause (as defined), we have agreed to pay him a lump-sum equal to his accrued but unpaid salary and vacation, plus an amount equal to three months’ salary under his employment agreement.

RXi Employment Agreements

CytRx and our majority-owned subsidiary RXi Pharmaceuticals Corporation have entered into an employment agreement with Tod Woolf, Ph.D. dated February 22, 2007, under which Dr. Woolf is engaged to continue his employment as RXi’s President and Chief Executive Officer through December 31, 2008. Dr. Woolf is entitled under his employment agreement to receive an annual base salary of $250,000 and, upon RXi’s initial funding, will be granted by RXi a ten-year option to purchase a number of shares of RXi common stock equal to 3/70ths of the number of RXi shares held by CytRx immediately prior to the initial funding at an exercise price equal to the fair market value of the shares at the time of grant. This option will vest in equal monthly installments over three years, subject to accelerated vesting in certain events.

In the event Dr. Woolf’s employment is terminated without “cause” (as defined) or Dr. Woolf terminates his employment for “good reason” (as defined), RXi has agreed to pay him a lump sum equal to his base salary for the longer of twelve months and the remainder of the term of his employment agreement, but in no event less than $125,000.

Under Dr. Woolf’s employment agreement, CytRx agrees to indemnify and hold Dr. Woolf and IPIFINI, Inc., an entity affiliated with him, harmless for any claims which arise from his services as RXi’s President and Chief Executive Officer prior to the effective date of his employment agreement.

RXi may seek to negotiate and enter into written employment agreements with one or more of its other officers following RXi’s initial funding. The terms of such employment agreements have not been determined, and there is no assurance as to whether or on what terms RXi will be able to enter into such employment agreements.

Quantification of Termination Payments and Benefits

The table below reflects the amount of compensation to each of our named executive officers in the event of termination of such executive’s employment by his voluntary resignation or termination, by a termination of the executive’s employment without “cause” or his resignation for “good reason,” termination following a change in control and in the event of the executive’s permanent disability or death of the executive is shown below. The amounts assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation.

Termination Payments and Benefits

	Termination w/o Cause or for
	Good Reason
		Before Change	After Change			Change in
		in Control	in Control	Death	Disability	Control
Name	Benefit	($)	($)	($)	$	($)

Steven A. Kriegsman	Severance Payment	870,000	870,000	870,000	870,000	—
President and Chief Executive Officer	Stock Options (1)	246,993	—	246,993	246,993	246,993
	Health Insurance (2)	45,704	45,704	45,704	45,704	—
	Life Insurance	11,350	11,350	—	11,350	—
	Bonus	300,000	300,000	300,000	300,000	—
	Tax Gross Up (3)	—	0	—	—	—
Matthew Natalizio	Severance Payment	53,750	53,750	—	—	—
Chief Financial Officer and Treasurer	Stock Options (1)	—	—	—	—	128,086
Jack R. Barber, Ph.D.	Severance Payment	68,750	68,750	—	—	—
Chief Scientific Officer	Stock Options (1)	—	—	—	—	149,496
Benjamin S. Levin	Severance Payment	110,000	110,000	—	—	—
General Counsel, Vice President —	Stock Options (1)	—	—	—	—	146,814
Legal Affairs and Secretary
Mark A. Tepper, Ph.D.	Severance Payment	125,000	125,000	—	—	—
Senior Vice President —	Health Insurance (2)	7,338	7,338	—	—	—
Drug Discovery	Stock Options (1)	—	—	—	—	—

(1)	Represents the aggregate value of stock options that vest and become exercisable immediately upon each of the triggering events listed as if such events took place on December 31, 2006, determined by the aggregate difference between the stock price as of December 31, 2006 and the exercise prices of the underlying options.

(2)	Represents the cost as of December 31, 2006 for the family health benefits provided to Messrs. Kriegsman and Tepper for periods of two years and six months, respectively.

(3)	Mr. Kriegsman’s employment agreement provides that if a change in control (as defined in our 2000 Long-Term Incentive Plan) occurs during the term of the employment agreement, and if, during the term and within two years after the date on which the change in control occurs, Mr. Kriegsman’s employment is terminated by us without cause or by him for good reason (each as defined in his employment agreement), then, to the extent that any payment or distribution of any type by us to or for the benefit of Mr. Kriegsman resulting from the termination of his employment is or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, we will pay Mr. Kriegsman, prior to the time the excise tax is payable with respect to any such payment (through withholding or otherwise), an additional amount that, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, is equal to the sum of (i) the excise tax on such payments plus (ii) any penalty and interest assessments associated with such excise tax. Based on Mr. Kriegsman’s past compensation and the estimated payment that would result from a termination of his employment following a change in control, we have estimated that a gross-up payment would not be required.

Compensation of Directors

The following table sets forth the compensation paid to our directors other than our Chief Executive Officer for 2006:

Director Compensation Table

	Fees Earned or	Option
	Paid in Cash	Awards	Total
Name(1)	($)(2)	($)(3)	($)

Max Link, Ph.D.	48,250	37,772	86,022
Chairman
Marvin R. Selter	63,250	37,772	101,022
Vice Chairman
Louis Ignarro, Ph.D.	8,000	37,772	45,772
Director
Joseph Rubinfeld, Ph.D.	45,500	37,772	83,272
Director
Richard Wennekamp	48,250	37,772	86,022
Director

(1)	Steven A. Kriegsman does not receive additional compensation for his role as a Director. For information relating to Mr. Kriegsman’s compensation as President and Chief Executive Officer, see the Summary Compensation Table above.

(2)	The amounts in this column represent cash payments made to Non-Employee Directors for attendance at meetings during the year.

(3)	In July 2006, we granted stock options to purchase 25,000 shares of our common stock at an exercise price equal to the current market value of our common stock to each non-employee director. The values shown in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted in 2006 and prior fiscal years in accordance with SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amount recognized for these awards was calculated using the Black Scholes option-pricing model, and reflect grants from our 2000 Long-Term Incentive Plan, which is described in Note 13 of the Notes to Consolidated Financial Statements.

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our board of directors. Directors who also are employees of our company currently receive no compensation for their service as directors or as members of board committees. In setting director compensation, we consider the significant amount of time that directors dedicate to the fulfillment of their director responsibilities, as well as the competency and skills required of members of our board. The directors’ current compensation schedule has been in place since July 2006. The directors’ annual compensation year begins with the annual election of directors at the annual meeting of stockholders. The annual retainer year period has been in place for directors since 2003. Periodically, our board of directors reviews our director compensation policies and, from time to time, makes changes to such policies based on various criteria the board deems relevant.

Our non-employee directors receive a quarterly retainer of $2,500 ($8,500 for the Chairman of the Board and $7,500 for the Chairman of the Audit Committee), a fee of $2,000 for each board meeting attended ($750 for meetings attended by teleconference and for board actions taken by unanimous written consent) and $1,000 for each committee meeting attended. Non-employee directors who serve as the chairman of a board committee receive an additional $1,500 for each meeting of the nomination and governance committee or the compensation committee attended and an additional $2,000 for each meeting attended of the audit committee. In July 2006, we granted stock options to purchase 25,000 shares of our common stock at an exercise price equal to the current market value of our common stock to each non-employee director. The options were vested, in full, upon grant.

Compensation Committee Interlocks and Insider Participation

There are no “interlocks,” as defined by the SEC, with respect to any member of the Compensation Committee of our Board of Directors. Joseph Rubinfeld, Ph.D., Marvin R. Selter and Richard L. Wennekamp are the current members of the Compensation Committee.

Code of Ethics

We have adopted a Code of Ethics applicable to our principal executive officer, principal financial officer, and principal accounting officer or controller, a copy of which is available on our website at www.cytrx.com. We will furnish, without charge, a copy of our Code of Ethics upon request. Such requests should be directed to Attention: Corporate Secretary, 11726 San Vicente Boulevard, Suite 650, Los Angeles, California, or by telephone at 310-826-5648.

PROPOSAL II

APPROVAL OF AMENDMENT TO THE CYTRX CORPORATION RESTATED CERTIFICATE OF
INCORPORATION

Under our Restated Certificate of Incorporation currently in effect, there are 125,000,000 shares of common stock and 5,000,000 shares of preferred stock authorized for issuance, of which 5,000 shares have been designated Series A Junior Participating Preferred Stock. On May 11, 2007, our Board of Directors approved an amendment to the Restated Certificate of Incorporation, subject to stockholder approval, to increase the shares of common stock authorized for issuance by 25,000,000 shares, which would bring the total number of common shares authorized for issuance to 150,000,000. The stockholders are asked to approve this amendment to the Restated Certificate of Incorporation. The full text of the amendment is set forth as Appendix B to this Proxy Statement.

Increase in Common Stock

As of May 11, 2007, there were 87,992,060 shares of common stock outstanding (including treasury shares). In addition, as of such date, approximately 9.1 million shares were reserved under our stock option plans and approximately 14.9 million shares were reserved for issuance upon exercise of outstanding warrants. Accordingly, as of May 11, 2007, we had approximately 13.0 million shares of authorized but unissued and unreserved common stock available for issuance.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

The purpose of the proposed increase in the number of authorized shares of common stock is to make such shares available for use by the Board of Directors as it deems appropriate or necessary. For example, such shares may be needed in the future in connection with acquiring another company or its business or assets, establishing a strategic relationship with a corporate partner or raising additional capital,. The Board of Directors has no present agreement, arrangement, plan or understanding, however, with respect to the issuance of any such additional shares of common stock.

If the amendment is approved by the stockholders, the board of directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law. Holders of our common stock as such have no statutory preemptive rights with respect to issuances of common stock and are not entitled to dissenter’s rights with respect to the amendment.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.

PROPOSAL III

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Appointment of BDO Seidman, LLP

BDO currently serves as our independent registered public accounting firm and has audited our financial statements for the years ended December 31, 2006, 2005 and 2004. BDO does not have and has not had any financial interest, direct or indirect, in CytRx, and does not have and has not had any connection with CytRx except in its professional capacity as our independent auditors.

Our Audit Committee has reappointed BDO to serve as our independent registered public accounting firm for the year ending December 31, 2007. The ratification by our stockholders of the appointment of BDO is not required by law or by our Bylaws. Our Board of Directors, consistent with the practice of many publicly held corporations, is nevertheless submitting this appointment for ratification by the stockholders. If this appointment is not ratified at the Annual Meeting, the Audit Committee intends to reconsider its appointment of BDO. Even if the appointment is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Committee determines that such a change would be in the best interests of CytRx and its stockholders.

Any material non-audit services to be provided by BDO are subject to the prior approval of the Audit Committee. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the independent registered public accounting firm’s independence and there are cost or other efficiencies in obtaining such services from the independent registered public accounting firm as compared to other possible providers.

We expect that representatives of BDO will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Audit Fees

The fees for 2006 and 2005 billed to us by BDO for professional services rendered for the audit of our annual financial statements, and in the case of 2006, for the audit of management’s assessment of internal controls over financial reporting, are $815,000 and $170,000, respectively.

Audit Related Fees

In 2006, BDO rendered $113,000 of other audit-related services related to a registration statement filed in 2005, SFAS 123/123(R) testing and our restatement of our 2005 financial statements. BDO rendered no other audit-related services for 2005.

Tax Fees

The aggregate fees billed by BDO for professional services for tax compliance, tax advice and tax planning for 2006 were $25,000. We did not engage BDO to perform any tax-related services for 2005.

All Other Fees

No other services were rendered by BDO for 2006 or 2005.

Pre-Approval Policies and Procedures

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be pre-approved by our Audit Committee. Our Audit Committee pre-approved all services, audit and non-audit, provided or to be provided to us by BDO for 2006 and 2005.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

STOCKHOLDER PROPOSALS

Any proposal which a stockholder intends to present in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 at our next Annual Meeting of Stockholders to be held in 2006 must be received by us on or before January 20, 2007. Only proper proposals under Rule 14a-8 which are timely received will be included in the Proxy Statement in 2007.

OTHER MATTERS

Expenses of Solicitation

We will bear the cost of soliciting proxies in the accompanying form. In addition to the use of the mails, proxies may also be solicited by our directors, officers or other employees, personally or by telephone, facsimile or email, none of whom will be compensated separately for these solicitation activities.

Miscellaneous

Our management does not intend to present any other items of business and is not aware of any matters other than those set forth in this Proxy Statement that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the shares of our common stock that they represent in accordance with their best judgment.

Annual Report

Accompanying this Proxy Statement is a letter of transmittal from our Chief Executive Officer, along with a copy of our Annual Report on Form 10-K, without exhibits, for the year ended December 31, 2005 filed with the SEC. These accompanying materials constitute our annual report to stockholders. Copies of the Form 10-K exhibits are available without charge. Stockholders who would like such copies should direct their requests in writing to: CytRx Corporation, 11726 San Vicente Boulevard, Suite 650, Los Angeles, California 90049, Attention: Corporate Secretary.

By Order of the Board of Directors

Benjamin S. Levin
Corporate Secretary

May 24, 2007

APPENDIX A

CHARTER FOR THE
AUDIT COMMITTEE
OF
CYTRX CORPORATION
(As amended by the Board of Directors on March 30, 2007)

1.	Purpose.

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board” and, each member of the Board, a “Director”) of CytRx Corporation (the “Company”) is to assist the Board in discharging its duties relating to (1) the quality and integrity of the financial reports of the Company, (2) the independent auditor’s qualifications and independence, and (3) the performance of the Company’s internal audit function and independent auditors. Consistent with these functions, the Committee shall encourage continuous improvement of, and shall foster adherence to, the Company’s policies, procedures and practices at all levels. In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing circumstances while ensuring that the Company’s accounting and reporting practices are in accordance with all requirements and are all of the highest quality.

2.	Statement of Policy.

The Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system.

•	Review and appraise the audit efforts of the Company’s independent accountants and internal audit function.

•	Provide an open avenue of communication among the independent accountants, internal auditors, the Company’s operational management (the “Management”) and the Board.

The Committee shall provide assistance to the Board in fulfilling the Board’s oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements and the ethics programs as established by Management and the Board. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Company.

The Committee will fulfill these responsibilities by carrying out the activities enumerated in Section 5 of this Charter. The Committee may augment the activities defined by Section 5 at its discretion in order to comply with the requirements of the Sarbanes-Oxley Act, the requirements of Nasdaq and the Securities and Exchange Commission (the “SEC”) and any other applicable laws and regulations.

3.	Composition.

The Committee shall consist of at least three (3) but not more than five (5) directors, each of whom will be an “independent director” within the meaning of the applicable Nasdaq rules and any rule or regulation prescribed by the SEC now or in the future.

Each member of the Committee must be financially literate and able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement (or will become able to do so in a reasonable period of time after his or her appointment to the Committee), and at least one member of the Committee must be an “Audit Committee Financial Expert” as defined by the SEC.

The members of the Committee, including its Chair, will be appointed annually by the Board, following receipt of the recommendation of the Nomination and Governance Committee. Committee members will serve at the discretion of the Board.

4.	Meetings.

The Committee shall meet four (4) times annually, or more frequently, as circumstances dictate. A meeting may be called by the Chair or at the direction of the Chair at the request of any member of the Committee. The Committee may meet in person or by phone and shall have the authority to act by written consent. A majority of the total authorized number of members of the Committee will constitute a quorum at all Committee meetings, and the affirmative vote or written consent of a majority of the authorized number of members shall be necessary and sufficient to take any Committee action.

All non-employee Directors may attend and observe meetings of the Committee. In such case, however, any Director who is not a member of the Committee shall neither participate in any discussion or deliberation at such meeting unless the Committee so requests and, in no event, shall any Director who is not a member of the Committee be entitled to vote on any Committee matters.

The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or meet with any members of, or consultants to, the Committee.

5.	Committee Responsibilities and Authority.

Pursuant to the Committee’s purpose, the Committee shall:

•	Report to the Board on the major items covered at each Committee meeting.

•	Have the authority, to the extent it deems necessary or appropriate, to retain accounting or other advisors. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

•	Have the authority, to the extent it deems necessary or appropriate, to retain legal or other advisors. In the event that the Committee chooses to engage any such advisors, the Company shall provide appropriate funding, as determined by the Committee, for the payment of such advisors.

•	Review this Charter at least annually, as conditions dictate, and recommend any changes to the Board.

•	Perform the functions of the full Board of Directors with respect to the negotiation, review and approval or ratification, as appropriate, of each “related person transaction” (within the meaning of Item 404(a) of the Securities and Exchange Commission Regulation 404(a)) to the extent that such functions can be properly delegated by the Board of Directors to a committee of the Board of Directors under Delaware law, and to negotiate, review, make recommendations and otherwise advise the Board of Directors with respect to all other related person transactions.

•	Direct the officers of the Company with respect to the negotiation, review, approval or ratification, as appropriate, and advise Management with respect to all related person transactions.

•	Prepare an annual report to the Company’s shareholders as required by the SEC. The report shall be included in the Company’s annual proxy statement.

•	Have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification) and be directly responsible for the compensation of the independent auditor.

•	Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act which are approved by the Committee prior to completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

•	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality control procedures, (b) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, taking into account the opinions of Management. The Committee shall present its conclusions with respect to the selection or change of independent auditor to the Board.

•	Review and evaluate the lead partner of the independent auditor team and ensure the rotation of the audit partners as required by law.

•	Be directly responsible for the oversight of the work of the independent auditor (who shall report directly to the Committee) for the purpose of issuing an audit report or related work.

•	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

•	Review and discuss with Management and the independent auditor the Company’s annual financial statements, including management’s discussion and analysis. Review and discuss with Management any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion or review rendered by the independent auditor, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

•	Review and discuss with Management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, or prior to the release of earnings.

•	Discuss with Management the Company’s earnings press releases, including the use of any “pro forma” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of the types of information to be disclosed and the types of presentations to be made).

•	Review with the independent auditor the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting and review and resolve any significant disagreements between the independent auditor and Management in connection with the preparation of the financial statements.

•	Discuss with Management and the independent auditor, together and in separate executive sessions, financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any changes in the Company’s selection or application of accounting principles, any issues as to the adequacy of the Company’s internal controls or financial reporting processes and any steps adopted in light of significant and material deficiencies.

•	Discuss separately with the independent auditor and Management (as required by Statement on Auditing Standard No. 61) matters relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of the activities or access to requested information, and any significant disagreements between the independent auditor and Management.

•	Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor or Management.

•	Review and discuss reports from the independent auditors on:

•	All critical accounting policies and practices to be used.

•	All alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with Management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

•	Other material written communications between the independent auditor and Management, such as any management letter or schedules of the unadjusted differences.

•	Discuss with Management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

•	Periodically review with the independent auditors and financial and accounting personnel, the effectiveness of the accounting and financial controls and reporting processes of the Company, and elicit from financial and accounting personnel any recommendations offered for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given by the Committee to the adequacy of such internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper. Further, the Committee periodically should review Company policy statements to determine their adherence to the Company’s Code of Ethics, as and when adopted by the Board.

•	Discuss with Management and the independent auditor the Company’s financial risk exposures (including potential or pending litigation). The Committee should discuss with Management the steps Management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies, and then discuss those steps with the independent auditor.

•	Discuss with or obtain reports from Management and corporate counsel confirming that the Company is in conformity with applicable legal requirements relating to financial and accounting matters and the Company’s Code of Ethics, as and when adopted by the Board. Review reports and disclosures on insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations relating to financial and accounting matters and with the Company’s Code of Ethics, as and when adopted by the Board.

•	Investigate any matter brought to its attention within the scope of its duties.

•	On an annual basis, evaluate the performance of the Committee in light of its purpose.

•	Establish procedures for the confidential, anonymous submission of employee concerns regarding questionable accounting or auditing matters and for receiving, retaining and addressing complaints concerning accounting, internal audit controls and other auditing matters.

•	Discuss with the Company’s counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

•	Have full access to the Company’s executives, personnel and advisors as necessary to carry out its responsibilities.

•	Submit the minutes of all meetings of the Committee to the Board and discuss, through its Chairman, the matters discussed at each Committee meeting with the Board.

•	Review the results of Management’s reviews of director, officer and employee expense reports and reimbursements, and Management perquisites.

•	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law as the Committee or the Board deems necessary or appropriate.

6.	Minutes.

The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

7.	Compensation.

Members of the Committee will be eligible to receive fees or other compensation for their service as Committee members as determined by the Board. Changes in such compensation will be determined by the Board in its sole discretion.

8.	Delegation of Duties.

Subject to the Company’s Certificate of Incorporation and Bylaws and applicable laws and rules of markets in which the Company’s securities then trade, in fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee.

9.	Limitation of the audit committee’s role.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company.

The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

APPENDIX B

AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION
OF
CYTRX CORPORATION

FOURTH: The total number of shares of all classes of stock that the corporation shall have the authority to issue is One Hundred Fifty-Five Million (155,000,000), of which One Hundred Fifty Million (150,000,000) shall be common stock, par value $.001 per share (the “Common Stock”), and Five Million (5,000,000) shall be preferred stock, par value $.01 per share (the “Preferred Stock”).

The Board of Directors is hereby authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a Certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series, any qualifications, limitations or restrictions thereof.

B-1

PROXY
11726 San Vicente Boulevard, Suite 650
Los Angeles, California 90049
Annual Meeting of Stockholders
     The undersigned stockholder of CytRx Corporation (the “Company”) hereby revokes all prior proxies and constitutes and appoints Steven A. Kriegsman and Benjamin S. Levin, or either one of them, each with full power of substitution, to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Hotel Bel Air, 701 Stone Canyon Road, Los Angeles, California, on Monday, July 2, 2007, at 10:00 a.m., local time, or at any postponement or adjournment thereof (the “Annual Meeting”), upon the proposals described in the Notice of Annual Meeting of Stockholders and Proxy Statement, both dated May 24, 2007, the receipt of which is acknowledged, in the manner specified below:
I.	Election of Directors. On the proposal to elect as directors the following nominees for Class I directors to serve until the 2010 Annual Meeting of Stockholders of the Company and until their respective successors are duly elected and qualified:

Louis Ignarro, Ph.D.	-	For	☐	Withhold Authority	☐

Joseph Rubinfeld, Ph.D.	-	For	☐	Withhold Authority	☐
II.	Amendment to Restated Certificate of Incorporation. On the proposal to approve the Amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 125,000,000 to 150,000,000:
For ☐           Against ☐           Abstain ☐
III.	Appointment of Independent Registered Public Accounting Firm. On the proposal to ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007:
For ☐           Against ☐           Abstain ☐
     This Proxy, if properly executed and returned prior to the Annual Meeting, will be voted in the manner directed above. If no direction is made, this Proxy will be voted “FOR” Proposals I, II and III and with discretionary authority on all other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.
     Please sign this Proxy exactly as your name appears on your stock certificate and date it below. Where shares are held jointly, each stockholder must sign. When signing as executor, administrator, trustee, or guardian, please give your full title as such. If a corporation, please sign using the full corporate name by president or other authorized officer, indicating the officer’s title. If a partnership, please sign in the partnership’s name by an authorized person.

Shares Held:

Signature of Stockholder	Signature of Stockholder (if held jointly)

Dated:	, 2007	Dated:	, 2007

THIS PROXY IS SOLICITED ON BEHALF OF CYTRX CORPORATION’S BOARD OF
DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.